Exhibit 10.6

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

RESEARCH AND DEVELOPMENT COLLABORATION AGREEMENT

IN RELATION TO

The “Clinical development of the compounds Exon 44, Exon 45 and Exon 53 for RNA-based therapy to treat Duchenne Muscular Dystrophy” programme, led by Dr. Giles Campion,

CMO & SVP Discovery, Prosensa Therapeutics BV

AFM references: Prosensa/ DMD/ Exon Skipping/ Strategic Project 2010, session 2, SC SP n° 15 201 Christine Rougeau

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PARTIES

This Research and Development Collaboration Agreement (the “Contract”) is entered into with effect as of January 1, 2010 (the “Effective Date”) by and between:

L’Association Française contre les Myopathies,

An association governed by the law of July 1, 1901, reconnue d’utilité publique,

With principal office at 47-83 boulevard de l’Hôpital, 75651 Paris Cedex 13, France,

Duly represented herein by Mr Christian COTTET, as Chief Executive Officer,

Hereinafter referred to as “AFM”,

AND

Prosensa Holding BV,

A Dutch company incorporated under the laws of the Netherlands and with registered number 28076693, whose offices are located at J.H. Oortweg 21, 2333 CH Leiden, The Netherlands,

Duly represented herein by Mr. Hans Schikan, as Chief Executive Officer, and Mr. Luc Dochez, as Chief Business Officer.

Hereinafter referred to as “Prosensa”,

AFM and Prosensa are hereinafter referred to individually as a “Party” or collectively as the “Parties”.

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CONTENTS

ARTICLE 1:	Definitions
ARTICLE 2:	Object of the Contract
ARTICLE 3:	Obligations of the Parties
ARTICLE 4:	Role of the Scientific Leader
ARTICLE 5:	Programme
ARTICLE 6:	Steering Committee
ARTICLE 7:	Obligation to provide information
ARTICLE 8:	Annual Activities Reports and Final Activities Report
ARTICLE 9:	Evaluation of the Programme by the COSET
ARTICLE 10:	Approval of the Annual Activities Reports by AFM’s CA after opinion from the COSET
ARTICLE 11:	Financial arrangements for the Programme
ARTICLE 12:	Confidentiality
ARTICLE 13:	Publications
ARTICLE 14:	Communications
ARTICLE 15:	Intellectual Property
ARTICLE 16:	Duration
ARTICLE 17:	Termination
ARTICLE 18:	End of the Contract
ARTICLE 19:	Liabilities
ARTICLE 20:	Capacity and Conflicts of Interests
ARTICLE 21:	Intervention
ARTICLE 22:	Notifications
ARTICLE 23:	Miscellaneous provisions
ARTICLE 24:	Applicable law and settlement of disputes
ARTICLE 25:	List of Appendices

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PREAMBLE

1.	AFM is an association recognized as an association of public interest. One of the objectives of AFM is to promote medical research, both general and applied to rare diseases, notably neuromuscular, towards the development of treatments for these diseases and prevention of the disabilities to which they give rise. In this perspective, AFM funds research projects which contribute to the pursuit of its goals.

2.	Prosensa is a for-profit company which has expertise in anti-sense technology and RNA modulating therapeutics which enables exon skipping and has exclusive access to certain patents, patent applications and know-how in relation thereto.

3.	Prosensa is accelerating pre-clinical and clinical development of three compounds targeting respectively Exon 44, Exon 45 and Exon 53, with the objective to initiate and conclude phase I/II studies for those compounds.

In this context, a programme entitled “Accelerated development of three clinical candidates into Phase I/II Studies for the treatment of selected patient populations in Duchenne Muscular Dystrophy” was presented to AFM in November 2009 by Prosensa and a non-binding term sheet has been discussed by the Parties.

4.	GSK has an exclusive option to exclusively license two out of the three products under the Programme (as defined below) pursuant to the October 6, 2009 Research, Development, Collaboration and License Agreement between GSK and Prosensa (the “GSK/Prosensa Agreement”), and will have rights to the products if and when it executes these option rights when these products reach a clinical proof of concept as defined in the GSK/Prosensa Agreement.

5.	Following receipt of a favourable opinion from AFM’s Strategic and Therapeutic Development Committee (hereafter “COSET”) during the meeting of June 18, 2010 and AFM’s Board of Directors on December 17, 2009, July 15, 2010 and October 21, 2010, AFM, considering this programme to be of strategic interest for the pursuit of its goals, wishes to fund in part its performance according to the terms of this contract.

6.	AFM and Prosensa each acknowledge their respective, individual and mutual interest in the development of the programme described above towards implementation of therapeutic prospects for rare and/or neuromuscular diseases, in order to allow access for patients of all countries to the treatments which emerge from the results of the programme.

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AGREEMENT

Now, therefore, in consideration of the premises and the agreements made herein, the Parties have agreed as follows:

ARTICLE 1: DEFINITIONS

The Parties hereby agree that the following terms shall have the meaning expressly attributed to them below. “LUMC” and “LUMC License” are defined in Section 15.4. Words in the singular may have a plural meaning and vice versa:

1.1 Abandonment/ to Abandon

“Abandonment/ to Abandon” with respect to the Programme, means (i) after a failure by Prosensa to pay or engage expenses related to the continuation, the maintenance or the implementation of the Programme or the Exploitation of the Results during a period of six consecutive months prior to the exercise by GSK’s of its exclusive option to exclusively license rights to the Programme, (ii) the failure of Prosensa to provide AFM with a written confirmation that it intends to pursue the Programme, within three months of a request for such a confirmation made by AFM by notice to Prosensa. For the avoidance of doubt, once GSK has exercised its exclusive option to exclusively license the Programme under the terms of the GSK/Prosensa Agreement, the Programme may not, thereafter, be deemed to be Abandoned for any reason under the terms of this Agreement.

1.2 Affiliate

“Affiliate” with respect to a specified person, means any corporation, partnership, or other business or legal entity that, directly or indirectly, controls, is controlled by, or is under common control with such person. The term “control” means, for purposes of this definition, any of the following (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, (ii) ownership, either of record or beneficially, of fifty percent (50%) or more of the capital stock or fifty percent (50%) or more of equity or voting interest of the entity, or (iii) status as a general partner in any partnership or any other arrangement whereby an entity has the right to control the board of directors or equivalent governing body of a corporation or other entity. For the avoidance of doubt, even though a Party may elect to perform certain of its obligations or activities, or exercise certain of its rights, indirectly through an Affiliate as expressly permitted by this Contract pursuant to its terms and conditions, such Affiliate is not a party to this Contract.

1.3 Amendment

“Amendment” means any written amendment to this Contract signed by the Parties.

1.4 Annual Activities Reports

“Annual Activities Report” means the annual report prepared by the Scientific Leader every year pursuant to Article 8.1.

1.5 Appendices

“Appendices” means the appendices listed in Article 25.

1.6 CA

“CA” or “Board of Directors” means the board of directors of AFM or any of its emanations (e.g. the Office of the Board of Directors).

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1.7 Chairman

“Chairman” means the chairman of the Steering Committee having the mission and appointed as described in Article 6.2 herein.

1.8 Change of Control

“Change of Control” of Prosensa means that any of the following has occurred:

•	any person or entity, alone or with its Affiliates, becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the outstanding voting securities Prosensa; or,

•	the sale or disposition of all or substantially all of the assets of Prosensa to a third-party.

For the avoidance of doubt, a public offering on the part of Prosensa (IPO) will not be considered as a Change of Control.

1.9 Confidential Information

“Confidential Information” means all information, data and knowledge of whatever nature exchanged between the Parties, including any such information of GSK that Prosensa may provide to AFM with GSK’s prior written consent, in any form whatsoever, written, electronic, graphic, oral or by other means, irrespective of form (including samples provided, biological and chemical material provided), whether or not protected by Intellectual Property rights, including but not limited to, know-how, a copy of a patent application, the content of the Programme, the reports, the persons who are involved, the Results that are obtained and scientific, strategic, technical or business information, which may be or have been disclosed either before or after the execution of this Contract.

Confidential Information further includes without limitation:

•	the contents and existence hereof;

•	developments made by the Parties on the basis of initial information received;

•	Annual Activities Reports;

•	the Final Activities Report;

•	Financial Audit reports; and

•	reports on the Programme prepared by the COSET.

1.10 Contract

“Contract” means all the provisions and Appendices of this contract, as well as any Amendments thereto, governing the collaboration between the Parties for the purposes of performance of the Programme.

1.11 COSET

“COSET” means the Strategic and Therapeutic Development Committee organised by AFM pursuant to Article 9.

1.12 Effective Date

“Effective Date” shall have the meaning set forth in the introductory paragraph of this Contract.

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1.13 Exploitation/ to Exploit

“Exploitation/ to Exploit” means the direct or indirect use, without limitation, for research purposes (including clinical research) development and for further commercialization, including manufacturing, marketing, selling and distributing of the Results by Prosensa and/or its Affiliates and/or a third party duly authorized by them, with the goal of conceiving, creating and/or marketing a Product or a process, or to create and provide a service, such Exploitation realized by Prosensa and/or its Affiliates and/or third parties duly authorized by them.

1.14 Final Activities Report

“Final Activities Report” means the report prepared by the Scientific Leader within three (3) months after the termination of the Contract pursuant to Section 8.2.

1.15 Financial Audit

“Financial Audit” is a financial audit of the Programme performed by AFM, at its election and cost, and conducted by AFM’s representatives who shall have executed an appropriate confidentiality agreement. The Financial Audit shall be carried out as provided in Section 11.4.

1.16 Financial Contribution of AFM or AFM’s Financial Contribution

“Financial Contribution” or “AFM’s Financial Contribution” means the funding which AFM provides, for the exclusive purposes of the performance of the Programme under the conditions set forth herein, to be used in accordance with the budget set out in Appendix 4 of the Contract.

1.17 General Public

“General Public” means the public, without limitation, including actual and potential AFM donors.

1.18 Intellectual Property

“Intellectual Property” means any and all intellectual property including without limitation any inventions, patents, licenses, copyrightable works, ideas, discoveries, designs, trade secrets and databases whether registered or not.

1.19 Net Revenues

“Net Revenues” means the sum of:

(1)	the gross sales of the Products invoiced by Prosensa and its Affiliates to non-Affiliates, net of, where applicable, any of the following deductions, to the extent specifically related to the Products and actually allowed, incurred, paid, accrued or specifically allocated or taken prior to or during such period: (i) amounts repaid or credited by reason of returns, rejections, defects or because of retroactive price reductions; (ii) license royalties and/or milestone payments paid by Prosensa and its Affiliates in connection with the development, manufacture, use or sale of Products; (iii) quantity, trade and/or cash discounts, charge-backs, returns, allowances, rebates other than pursuant to government regulations and price adjustments; and (iv) rebates or similar price concessions paid pursuant to government regulations or social security reimbursement programs; and

(2)	licensing revenues attributable to licenses or sublicenses for the Products received by Prosensa and its Affiliates from non-Affiliates under license or sublicense agreements, including royalties but excluding (i) clinical, filing, regulatory, reimbursement or other pre-commercial milestones received relating to the Products, and (ii) other fixed payments and financial support for research and development programs or similar payments relating to the Products.

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1.20 Party and Parties

“Party” and “Parties” are defined in the recitals.

1.21 Programme

“Programme” means the “Accelerated development of three clinical candidates into Phase I/II studies for the treatment of selected patient populations in Duchenne Muscular Dystrophy”, as described in more detail in Appendix 2. The objective of this Programme is to broaden and accelerate the clinical development for RNA-based therapies to treat Duchenne Muscular Dystrophy (DMD) including exon 44, exon 45, exon 53, in order to be able to treat more patients and to treat them earlier. Based on the initial clinical experience with Prosensa’s lead product PRO051 and the currently available pre-clinical data for the follow-on compounds, Prosensa would like to accelerate the clinical development of three additional compounds targeting other exons. The objective is to initiate and conclude Phase I/II safety studies for all three compounds in the next four years, it being understood and agreed that the initiation and conclusion of such studies is subject to numerous uncertainties and cannot be guaranteed. The Programme started on January 1, 2010. It will be considered to be pursued for so long as any of the exon 44, exon 45 or exon 53 research projects is being pursued by Prosensa prior to GSK’s exercise of its exclusive option to exclusively license the programme.

1.22 Products

“Products” means the pharmaceutical products that are the products currently developed by Prosensa at the Starting Date known as PRO044 (intended to skip exon 44), PRO045 (intended to skip exon 45) and PRO053 (intended to skip exon 53), as well as any other product generated as a Result of or in connection with the execution of the Programme.

1.23 Results

“Results” means, without limitation, all types of data, reports, processes, products and/or information, and know-how, recorded in any form which are already protected and/or subject or not to protection by any Intellectual Property rights, and are or have been discovered, conceived, reduced to practice or otherwise generated by Prosensa after the Starting Date and during the term of this Agreement as a result of or in connection with the execution of the Programme.

1.24 Scientific Leader

“Scientific Leader” means Dr. Giles Campion, CMO and SVP Discovery at Prosensa Therapeutics BV, appointed by Prosensa as scientific leader of the Programme. If for any reason, Dr. Campion can no longer ensure the scientific responsibility of the Programme, Prosensa shall (i) notify AFM in writing, and (ii) inform AFM of the name of the new Scientific Leader.

1.25 Starting Date

“Starting Date” means January 1, 2010.

1.26 Steering Committee

“Steering Committee” means the committee set up by the Parties to monitor the Programme as described in Article 6 herein.

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1.27 Tasks

“Tasks” means an identified set of tasks composing the Programme, allocated among the research team. The allocation of the tasks is set out in Appendix 3 herein.

1.28 The Interest of the Parties

The “Interest of the Parties” means the Exploitation of the Results in order to provide improved therapeutic prospects for patients with rare and/or neuromuscular diseases, whatever their country of origin, providing commercial access to new treatments as quickly and widely as reasonably possible.

ARTICLE 2: OBJECT OF THE CONTRACT

The object of this Contract is to define the legal and financial terms and conditions which shall govern the collaboration of the Parties for the performance of the Programme.

Prosensa shall cause its Affiliates who participate in the Programme and who hold the Intellectual Property used in connection with the Programme to perform on a timely bases all of their obligations under the Programme.

ARTICLE 3: OBLIGATIONS OF THE PARTIES

Prosensa undertakes to dedicate to successful performance of the Programme commercially reasonable personnel and materials, in accordance with the terms and conditions defined in this Contract.

Prosensa will, absent good cause, respect the division of Tasks and the provisional schedule for the Programme set out in Appendix 3 herein.

AFM undertakes to participate in the financing of the Programme as provided in Article 11.

ARTICLE 4: ROLE OF THE SCIENTIFIC LEADER

The Scientific Leader will oversee the proper performance of the Programme. The Scientific Leader organises, defines and monitors the arrangements, notably technological and organisational, for performance of the Programme, in compliance with the legal and regulatory provisions in force as well as the provisions contained in this Contract. The Scientific Leader undertakes to ensure proper performance of every step in the Programme.

ARTICLE 5: PROGRAMME

5.1 Prosensa will conduct the Programme, as defined in Appendix 2, during the term of the Contract, commencing on the Starting Date and ending on the completion of the Programme which is expected to occur (if adequate financing is available, if the studies can be advanced as planned, and if the targeted results are achieved) within four years following the Starting Date.

5.2 It is understood and agreed that the Programme may be revised from time to time, in the Interest of the Parties in particular in order to take into account the Results of the Programme, changes in scientific or technical knowledge and techniques, improvements in methods and procedures used for programmes of this type and modifications in the treatment paradigms for the target patient populations.

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ARTICLE 6: STEERING COMMITTEE

6.1 Establishment of a Steering Committee

A Steering Committee shall be set up upon the signing of this Contract by the Parties in order to monitor the Programme. The Steering Committee shall issue advisory opinions and recommendations related to the Programme.

6.2 Chairmanship of the Steering Committee

The Scientific Leader shall be the Chairman of the Steering Committee.

The role of the Chairman involves:

•	Organising meetings of the Steering Committee, notifying the agenda to its members by e-mail fifteen (15) calendar days before any meeting;

•	Drawing up a report containing the decisions taken at the end of each meeting;

•

Forwarding the abovementioned report for approval, by e-mail, to the members of the Steering Committee, who will then have fifteen (15) calendar days to comment on this report. Such comments will be incorporated to the report. If necessary, a revised version of the report may be circulated for approval. In the absence of any response from the members of the Steering Committee within this deadline, the report shall be considered approved. The approved report shall then be sent to the Parties.

The agenda of the Steering Committee meeting is to be drawn up by the Chairman; it shall contain all points which the members of the Parties have communicated to him.

6.3 Composition of the Steering Committee

The Steering Committee is composed of six (6) full members. Each Party shall elect and appoint and may remove at any time, with our without cause, three (3) members. Members designated by a Party represent the said Party. The initial members are:

For Prosensa:

•	Dr. Judith van Deutekom;

•	Mrs. Anne Bechet;

•	Dr. Giles Campion.

For AFM:

•	A representative of the Scientific Management of AFM: Mr. Serge Braun, Scientific Director;

•	Two others persons employed by AFM including Ms. Christine Rougeau, Project Manager.

Each member of the Steering Committee may be replaced, in the event of removal or unavailability, by a replacement appointed by the Party in question, which replacement must be reasonably believed by the appointing party to be equally professional and competent.

Furthermore, each Party shall be entitled to invite up to a maximum of two (2) individuals to attend a Steering Committee meeting for reasons of the expertise and competence of the subject matter to be tabled at said meeting, provided said individual(s) has (have) been bound by a confidentiality agreement implemented prior to the meeting. In respect of an intervention by these additional persons, each Party undertakes to notify the names and capacities of

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the persons who shall be attending to the other Parties, by e-mail, seven (7) days before the date of the Steering Committee meeting. These individual(s) shall give their opinion, in a consultative capacity, on issues raised by the Steering Committee.

Where for any reason whatsoever one of the members of the Steering Committee is removed or no longer able to carry out his or her responsibilities, the Party which has designated the removed or unavailable member may, on condition of informing the other Parties in advance, replace the member with another person, who must be reasonably believed by the appointing party to be equally professional and competent. Such a change shall be notified by ordinary letter and by e-mail to the other Parties.

6.4 Role of the Steering Committee

The Steering Committee’s role is to make non-binding recommendations to Prosensa in connection with the conduct of the Programme.

The Steering Committee shall:

•	Monitor the progress of the Programme prior to GSK’s exercise of its exclusive option to exclusively license the Programme, and make appropriate recommendations for its implementation;

•	Consider the possibilities for reorientation of the research, or its extension or termination;

•	Adopt the Activities Reports described in Article 8 herein;

•	Consider, where appropriate, modifying the timetable for the Programme listed in Appendix 2 herein;

•	Propose amicably solutions to solve any difficulty arising during the implementation of the Programme;

•	Review proposed publications, at the request of a Party; and

•	Provide any advice to the Parties on the protection of Results.

6.5 Decisions of the Steering Committee

Each member of the Steering Committee shall have one vote. A member may have itself represented by another member by providing him with a written proxy. Each member may hold only one proxy. At the end of the Steering Committee, a report shall be drawn up and approved by its members in accordance with Section 6.2 herein.

The Steering Committee shall adopt its decisions by unanimity of all members present or represented. The decisions of the Steering Committee may not extend or reduce the rights or obligations of any of the Parties to the Contract. Any change to the Contract requires joint agreement of the Parties and shall be recorded in the form of an Amendment.

6.6 Frequency of Steering Committee meetings

The Steering Committee shall meet at least once a year in a place, date and form defined by its members (telephone, meeting or videoconference). Furthermore, it may be convened at the request of one of the Parties when deemed necessary (e.g. to review a draft publication).

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ARTICLE 7: OBLIGATION TO PROVIDE INFORMATION

Throughout the entire duration of the Contract prior to GSK’s option exercise with respect to the Programme, the Parties shall keep each other regularly informed by all means of communication (letter, telephone, electronic messages, fax, videoconferencing, etc.) of the progress of the Programme and any problems encountered (e.g. delays in relation to the provisional schedule defined in Appendix 3 herein, etc.), provided, however, that Prosensa will have no obligation to disclose information that is subject to an obligation of confidentiality to a third-party, the sole obligation of Prosensa being to diligently seek consent for such disclosure.

After GSK has exercised its option with respect to the Programme, Prosensa retains in particular, the obligation to keep the AFM informed on its Net Revenues as provides in this contract.

ARTICLE 8: ANNUAL ACTIVITIES REPORTS AND FINAL ACTIVITIES REPORT

8.1 Provision of Annual Activities Reports

Throughout the entire duration of the Programme prior to GSK’s exercise of its exclusive option to exclusively license the Programme, the Scientific Leader shall prepare and draw up Annual Activities Reports. The Annual Activities Report shall be sent to the Steering Committee for adoption. Such Annual Activities Reports shall contain a description of the planned Programme, a scientific section describing what has been accomplished, the deadlines which have not been respected, problems encountered as well as the manner wherein such problems were solved or addressed as the case may be, an outline of the Results obtained and the perspectives of their Exploitation in accordance with the Interests of the Parties for the following year; and a financial section describing in reasonable detail the use of the Financial Contribution. The Annual Activities Reports shall respect the form and contain the items shown on the Activities Report template given in Appendix 5 herein. Prosensa shall forward to AFM the Annual Activities Reports every year, one (1) month at the latest after the end of the year.

The Parties acknowledge and accept that this Annual Activities Report will be submitted to the AFM’s CA for approval, following its prior review and evaluation by the AFM’s COSET.

8.2 Submission of the Final Activities Report

Within a maximum deadline of three (3) months of the termination of the Contract or of the Programme for any reason or GSK’s exercise of its option to exclusively license the Programme, the Scientific Leader shall draw up a Final Activities Report. This Final Activities Report shall be sent to the Steering Committee for adoption. The Final Activities Report must respect the format and contain the items shown on the Activities Report template given in Appendix 5 herein. Furthermore, this Final Activities Report must contain the following additional information:

•	Regarding the scientific section of the Final Activities Report, the Scientific Leader undertakes to draw up an outline of the Results obtained during the Programme;

•

Regarding the financial section of the Final Activities Report, Prosensa, helped by the Scientific Leader, undertakes to draw up a financial report for the Programme since its inception, accompanied by any supporting documentation for actual expenses incurred, identifying any portion of the Financial Contribution not used or committed to be used in connection with the Programme.

Prosensa shall forward to AFM the Final Activities Report adopted by the Steering Committee.

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ARTICLE 9: EVALUATION OF THE PROGRAMME BY THE COSET

AFM shall organise a COSET composed of at least four (4) independent scientists who will be bound by an obligation of confidentiality and who shall not have any conflict of interests. AFM shall notify to the Scientific Leader, prior to the first meeting of the COSET, a list of the members of which it is composed. This COSET may hear any persons deemed useful participating in the Steering Committee, in accordance with the agenda.

The purpose of the COSET shall, notably, be to review and evaluate the scientific results and progress of the Programme, based in particular on the Annual Activities Report and, to the extent desired, on the explanations of the Scientific Leader. The COSET shall issue a consultative opinion to AFM in order to guide AFM’s CA in its decision regarding the annual grant of the Financial Contribution. The consultative opinion shall be considered Confidential Information of the Parties.

AFM shall provide to Prosensa a summary report on the opinion issued by the COSET within one (1) month following the COSET meeting.

The COSET shall meet on one (1) occasion per year at least by telephone after the date of receipt by AFM in correct and due form of the Annual Activities Report. The first Annual Activities Report for 2010 and 2011 shall be reviewed by the COSET at a meeting to be held no later than March 31 2012 (provides the Annual Activities Report for 2010 and 2011 is received at the latest at the end of January 2012). Each year, beginning in 2012, a COSET meeting will take place around the same date (end of March) to allow the COSET a reasonable time to review the Annual Activities Report for the prior year and to allow AFM’s CA to meet for the purpose of approving the Annual Report and the Financial Contribution for the then-current year. AFM will decide on the first Annual Activities Report and the Financial Contribution no later than May 31, 2012. Thereafter AFM will do its best to decide on the following Annual Activities Report and the Financial Contribution for the then-current year no later than May 31 of each year.

ARTICLE 10: APPROVAL OF THE ANNUAL ACTIVITIES REPORTS BY AFM’S CA AFTER OPINION FROM THE COSET

The Annual Activities Report sent by Prosensa shall be submitted to the AFM’s CA approval following its prior evaluation by the AFM’s COSET.

The Parties agree that, each year, the approval of the Annual Activities Reports for the prior year by AFM’s CA, following the prior opinion from the COSET, shall be a condition precedent to the approval by AFM of AFM’s Financial Contribution for the performance of the Programme during the subsequent year.

Consequently, the Parties agree that AFM reserves the right not to approve the Annual Activities Reports in the following cases:

i.	where items of information in the Annual Activities Report contain significant contradictions, discrepancies or diversions from the obligations undertaken by Prosensa to AFM under the Programme and the Contract, unless clearly explained and justified by Prosensa to the satisfaction of AFM; or

ii.	where the content of the Annual Activities Report does not meet the requirements of Section 8.1 and of Appendix 5 herein.

In any case, the annual grant of the Financial Contribution shall be decided by AFM to the best of its ability, no later than May 31 of each year.

The Parties acknowledge that if the Annual Activities Report is not sent to AFM by Prosensa in the periods mentioned in Article 8 hereof, the COSET and the CA will be delayed. In this case, the annual grant of the Financial Contribution shall be decided by AFM after May 31 of the year without prejudice to AFM.

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ARTICLE 11: FINANCIAL ARRANGEMENTS FOR THE PROGRAMME

11.1 Funding provided by the Parties

The budget for the Programme and the funding to be provided by the Parties for performance of the Programme is shown in Appendix 4 herein.

11.2 AFM’s Financial Contribution

AFM shall support the Programme for a total amount of one million five hundred thousand euro (€1 500 000) for the first year following the Starting Date (i.e. January 1st, 2010 as described in project plan), such amount to be paid to Prosensa by AFM, along with any applicable value added taxes, no later than one (1) month after the execution by the AFM of this Contract.

AFM may decide, in its sole discretion, to grant additional funding for a maximum aggregate amount of eight million euro (€ 8 000 000), net of any value added taxes, and for at least a four (4) years period of the Programme, if any, subject to the AFM’s approval of each Annual Report Activities of the Programme following its prior evaluation by the AFM’s COSET, as well as (if requested by AFM as provided herein) a financial audit in accordance with the Section 11.4 of the Contract.

11.3 Modalities of payments

Payments from AFM to Prosensa shall be made by bank wire transfer of immediately available funds to the following account:

Bank	:	ABN-AMRO
Bank address	:	Gustav Mahlerlaan 10, 1082 PP Amsterdam, 2300 AB The Netherlands
Account holder’s name	:	Prosensa Therapeutics B.V.
Account number	:	43.53.69.504
IBAN	:	NL02ABNA0435369504
SWIFT	:	ABNANL2A

11.4 Financial Audit related to AFM’s Financial Contribution

Prosensa hereby agrees that AFM or, at its election, AFM’s representatives who shall have executed an appropriate confidentiality agreement, shall be entitled to carry out, at the expense of AFM, a Financial Audit of Prosensa in order to examine, inspect, audit, review, copy, or make extracts of books, computers, databases, files and any other source of information on the use of the Financial Contribution of AFM and the Net Revenues reached by Prosensa either on the gross sales of the Products or on its licensing revenues.

If deemed necessary by AFM, the Financial Audit will take place in the office of Prosensa and its Affiliates, during office hours, no more than once per year and no later than two (2) years after each payment of AFM’s Financial Contribution to Prosensa. Prosensa shall be notified by registered letter with acknowledgement of receipt, at least one (1) month before the projected date of the Financial Audit, of the identity of the auditors and of the date of the Financial Audit. The auditors shall be bound by professional secrecy.

This Financial Audit shall be organised so as not to interfere with the realization of the Programme. Prosensa and the Scientific Leader shall cooperate with the auditors and help them perform their mission. Prosensa shall make available the documents and records that are necessary and useful in order to justify the use of the Financial Contributions of AFM.

The auditors shall draft a Financial Audit report within one (1) month after the end of their on-site inspection at Prosensa. Such report shall be sent by AFM to Prosensa within one (1) week. Prosensa shall have the right, within one (1) month after receipt of the Financial Audit report, to justify the use of the Financial Contribution of AFM. Failure by Prosensa to notify AFM of any such justification within the above-stated period shall be deemed an acceptance by Prosensa of the report.

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If the Financial Audit identifies a major breach by Prosensa of its obligations under the Programme and Contract in the use of the Financial Contribution by Prosensa, Prosensa shall bear the reasonable and properly documented expenses of the Financial Audit. These payments shall be made within a period of time set by mutual agreement between the Parties which shall not exceed one (1) month. Section 17.1 shall apply to any termination by AFM of this Contract on the basis of a major breach identified in the course of a Financial Audit.

ARTICLE 12: CONFIDENTIALITY

12.1 In view of the confidential nature of all the Confidential Information related to the Programme, and in order to ensure its protection from inappropriate use or unauthorised disclosure to third parties, each Party undertakes:

•	To retain secrecy regarding any Confidential Information they may receive from other Party, including such Confidential Information of GSK;

•

Not to disclose Confidential Information to another Company, institution or any other third party, regardless of its financial or legal connections with a Party, without prior written agreement from the Parties and from the Scientific Leader unless such Company, institution or other third party is bound by the same confidentiality provisions as the other Party;

•	To quickly inform the other Parties in the event that proof or suspicion of unauthorised use or disclosure of Confidential Information should come to its attention;

•	Not to use Confidential Information for purposes other than those in the Programme or, for publications, to produce these with strict respect of Article 13 of the Contract;

•	Not to harm performance of the Programme in any way.

12.2 Each Party undertakes to obtain from its employees, persons working under its authority and third parties appointed by it, who may have reason to gain knowledge of Confidential Information, full and entire adhesion to these confidentiality clauses.

12.3 It is specified that as defined by this Contract, the following information is not subject to an obligation of confidentiality:

•	Information whose disclosure has been decided by joint agreement between the Parties;

•	Information whose non-confidential nature has been expressly stated by the Party which has communicated such information;

•	Information which was already known to the other Party at the time of its disclosure and knowledge of which can be proved by the latter;

•	Information already in the public domain at the time of its communication, or which has entered therein, without such disclosure being attributable to any of the Parties or their staff;

•

Information which is acquired previously or subsequently by any of the Parties by operation of law from a third party not connected to the communicating Party by obligations of confidentiality similar to those herein;

•	Information which has been developed independently by any of the Parties, without representing a breach of this Contract;

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•

Information whose disclosure is required by law, by court ruling, by arbitral sentence or by the rules or regulations of any stock exchange. Any Party subjected to such an obligation of disclosure must, where possible, notify the other Parties thereof in advance, and, where applicable, request implementation of all protective measures for the Confidential Information.

In the situations set out above, the Party receiving the information shall prove that the said information is not subject to an obligation of confidentiality. This proof must be provided in writing.

Finally, should a part of the Confidential Information fall within one of the exceptions stated above, the remaining Confidential Information shall continue to benefit from the protection given under this Contract.

12.4 Confidential Information transmitted orally must be presented as being of confidential nature. Confidential Information communicated via another medium must be indicated to be confidential in a manner appropriate to its medium.

12.5 Upon expiration or termination of this Contract, each Party undertakes to return transmitted Confidential Information to the Party which owns it, or, at the request of the latter, to destroy, within a deadline of two (2) weeks from the said date of expiration or termination, all Confidential Information and materials, as well as all copies, extracts and reproductions thereof, which may remain in its possession at this date. In the event of a request for destruction of the abovementioned items, the Party responsible for destroying the said items must send the other Party, as soon as possible, a certificate of destruction.

12.6 The confidentiality obligations shall remain in force notwithstanding the end of this Contract, and for a period of ten (10) years from the expiration or termination of this document.

12.7 Notwithstanding any provisions of this Contract, the confidentiality obligations provided for in this Contract shall not prevent AFM from using and disclosing the information necessary in its ordinary course of activities nor shall it prevent Prosensa from using and disclosing (i) the Results in the ordinary course of business in connection with Exploitation, financings or a public offering of securities of Prosensa, and (ii) information with respect to the existence and provisions of this Contract, but only (a) on a need-to-know basis and under confidentiality provisions equivalent to those included in this Contract, to any third party to which Prosensa grants or has granted a right of access to such information in connection with a research, development, licensing or financing agreement (including without limitation to LUMC and Glaxo Group Ltd.), and (b) as may be required in connection with a public offering of securities of Prosensa.

ARTICLE 13: PUBLICATIONS

13.1 Prosensa may freely publish the Results of the Programme.

13.2 Prosensa and the Scientific Leader undertake to include a statement of thanks to AFM in all relevant publications.

13.3 These obligations relating to publications shall remain in force throughout the entire duration of the Contract and beyond, for a period of twenty-four (24) months after the end of the Programme.

ARTICLE 14: COMMUNICATIONS

Each Party undertakes not to use, in writing or orally, the name of another Party or its Affiliates, or of one of its agents, for any reason whatsoever, notably for promotional purposes (videos, posters, advertising brochures, press packs, etc.) in any medium whatsoever, without having obtained prior written agreement from the Party concerned.

Notwithstanding the provisions of the aforementioned paragraph and of Section 15.1 below, Prosensa acknowledges that AFM, in view of accomplishment of its recognised role of working in the public interest, that is, by curing

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neuromuscular diseases and reducing the disabilities to which they give rise, has an obligation to provide the General Public with information on the research programmes and work to which its provides a Financial Contribution, in order to facilitate, directly or indirectly, an understanding of these diseases, the development of treatments, and the prevention of disabilities, and therefore AFM shall be entitled to refer to Prosensa in the framework of communications relating to the Programme and to communicate general, non-confidential information about the Programme orally and/or in writing to the General Public during its campaign for collection of donations, notably during the Téléthon and at the General Assembly of AFM, provided that in any event, AFM shall not disclose details which may be detrimental to Intellectual Property rights nor to the continued development of any of the research programmes.

These obligations relating to communications and the use of the name shall remain in force throughout the entire duration of the Contract and beyond for a period of twenty-four (24) months after the end of the Programme.

ARTICLE 15: INTELLECTUAL PROPERTY

15.1 Respect for the rights of the Parties

Each Party shall remain the sole owner of brands, names, abbreviations, logos, colours, graphics or other symbols which may be exchanged or used within the framework of execution of this Contract.

Each Party undertakes to respect all Intellectual Property rights of the other Parties. Each Party also undertakes not to (i) create any confusion among the public, and more particularly, among health professionals; (ii) damage the brand image and reputation of the other Parties, within the framework of execution of this Contract.

15.2 Ownership of the Results

The Parties hereby expressly agree that the Results of the Programme shall be the sole property of Prosensa.

AFM expressly acknowledges and agrees to respect at all times the rights of Intellectual Property of Prosensa which result from the Programme.

Prosensa, as owner of the Results, may freely use the Results for research purposes (including clinical research) and for further commercialization, including manufacturing, marketing, selling and distributing.

15.3 Exploitation of the Results by Prosensa

15.3.1	Prosensa is free to realize the Exploitation of the Results with the objective of achieving the Interests of the Parties and is fully and solely responsible for this Exploitation, as provided herein.

15.3.2	Prosensa acknowledges and warrants to AFM the following:

A.	Should the whole or part of the Exploitation of the Results allow Prosensa to generate, in any manner, Net Revenues exceeding * * * * *, Prosensa shall pay to AFM an amount of * * * * * of AFM’s Financial Contribution previously received, net of any value added taxes (the “Initial Payment”), as well as an additional payment of * * * * *, in accordance with the contract signed by the Parties on 22 December 2005.

These two payments above shall be transferred by Prosensa to AFM no later than March 31 of the year following the year in which Net Revenues exceeds the amount of * * * * *. The Parties acknowledge that the payment by Prosensa of the Initial Payment and the payment of * * * * *, shall be made by Prosensa to AFM only once. For the avoidance of doubt, the Parties acknowledge that the Net Revenues for these purposes are cumulative and not annual.

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Prosensa will provide to the AFM every year after it has closed its annual accounts a declaration from its chartered accountant in charge of auditing its accounts, indicating the amount of the Net Revenues reached.

B.	In addition, Prosensa shall pay to AFM an amount of * * * * * of the total AFM’s Financial Contribution, net of any value added taxes, under this Contract (the “Second Payment”) no later than two years following payment of the Initial Payment. The Parties acknowledge that the payment of the Second Payment by Prosensa to AFM shall be made only once.

C.	In the event that Prosensa has repaid to AFM all or any part of the Financial Contribution and/or interest related thereto under Article 17, then the amount repaid under Article 17 will be credited first to the amount due under Section 15.3.2 A until reduced to zero and then, if the full amount paid under Section 17.4 has not been credited, the balance will be credited to the amount due under this Section 15.3.2 B until the credit is used in full or the amount due under Section 15.3.2 is reduced to zero.

D.	For the avoidance of doubt, this Section 15.3.2 shall continue in effect after a termination by AFM for breach by Prosensa as described in Section 17.1 (Termination for breach of Contract), a termination by AFM under Section 17.3 (Termination by AFM) and a termination by Prosensa under Section 17.4 (Termination by Prosensa).

15.4 License in case of non-Exploitation of Results

15.4.1 Prosensa acknowledges and warrants to AFM that it shall notify to AFM through the Annual Activities Report the Results as well as the perspectives of their Exploitation in accordance with the Interest of the Parties.

The Parties acknowledge that AFM shall be free to request Prosensa, by registered letter with acknowledgement, to justify, by registered letter with acknowledgement, within the six (6) months following the above AFM’s notification request, that it performs the Exploitation of the Results in accordance with the Interest of the Parties.

15.4.2 In the event of Abandonment of the Programme by Prosensa, Prosensa shall grant to AFM a * * * * * license (* * * * *), for the exploitation and commercialization of the Results by AFM and/ or a third party (the “License”). For the avoidance of doubt, the Programme shall not be considered to be Abandoned if an assignment, collaboration, license, option or comparable agreement providing for the Exploitation of the Results with the objective of achieving the Interests of the Parties (or any material portion thereof) has been granted by Prosensa to a reputable third-party and continues to be in effect.

Prosensa has entered into a research and license agreement with Leiden University Medical Centre (“LUMC”) under which Prosensa has obtained rights to use Intellectual Property necessary for the exploitation of the Results by AFM as provided herein (such license agreement is referred to herein as the “LUMC License”). For the purposes of the implementation of the present Article, Prosensa warrants to AFM that it shall obtain a written confirmation from LUMC that it is aware of the provisions of this Section 15.4.2 and that LUMC is willing to enter into negotiations with AFM to allow AFM to succeed to Prosensa’s rights under the LUMC License following the Abandonment of the Programme. Prosensa warrants to AFM that it shall introduce AFM, promptly upon its request, to LUMC. Prosensa shall provide AFM with any assistance that AFM may reasonably require in this connection, but Prosensa shall not be required to make any payments to LUMC or modify the terms of the License applicable to Prosensa.

It is also acknowledged that in the event of (1) Abandonment of the Programme by Prosensa for strategic or business reasons not justified by a scientific or medical reason (examples of scientific or medical reasons are the failure of the Programme to meet its anticipated endpoints, adverse events, an unfavourable toxicity or stability profile and formulation or manufacturing difficulties), and (2) a refusal of LUMC to grant AFM a non exclusive license to the rights granted Prosensa under the LUMC License that is royalty-free and milestone-free for non-commercial use and with a royalty and milestones to be negotiated by AFM with LUMC in the event of commercial use by AFM or a sub licensee or assignee of AFM, Prosensa will repay to AFM one hundred percent (100%) of AFM’s Financial Contribution previously received with annual interest at the French legal interest rate applicable from time to time, accruing from the date of payment of each instalment made by AFM under the Financial Contribution until the date such repayment is made.

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ARTICLE 16: DURATION

This Contract shall enter into force as of the Starting Date and shall continue until (i) the completion of the Programme or (ii) termination in accordance with its provisions of Article 17.

ARTICLE 17: TERMINATION

17.1 Termination for breach of Contract

In the event of a material breach by one of the Parties to meet one of its obligations, this Contract may be terminated by notice to the breaching Party by the non-breaching Party. Such termination shall be effective one (1) month after receipt by the breaching Party of a notice of breach describing the breach in reasonable detail, sent by hand delivery or registered mail, return receipt requested by the non-breaching Party unless within such period the breach is cured to the reasonable satisfaction of the non-breaching Party.

In the event the termination occurs because of Prosensa’s failure to use AFM’s financial contribution as provided herein, Prosensa will within forty-five (45) days following the effective date of such termination pay to AFM the sum of (1) one hundred per cent (100%) of the total amount of AFM’ s financial contributions actually received and expended or committed for expenditure plus a simple interest on such instalments of AFM’S financial contribution, from the date when received until the date repaid, at the rate of five per cent (5%) per annum.

For the avoidance of doubt, the fact that AFM does not make a Financial Contribution in addition to the initial contribution of one million five hundred thousand euro (€1 500 000) for the first year following the Starting Date (i.e. January 1st, 2010 as described in project plan), shall not constitute a breach by AFM of its obligations under this Contract.

17.2 Termination by joint agreement of the Parties

This Contract may be terminated without any prejudice for the Parties by mutual agreement of the Parties, notably due to the absence of scientific interest in pursuing the Programme in view of the Annual Activities Reports.

In the event of termination of the Contract under this Section 17.2, Prosensa shall repay to AFM any portion of AFM’s Financial Contribution actually received that has not been expended or committed for expenditure.

17.3 Termination by AFM

The Parties agree that the AFM may announce termination of this Contract, without any prejudice for Prosensa, with a one (1) month prior notice in the following cases:

i.	where, in compliance with the provisions of Articles 8, 9 and 10 of this Contract, the required Annual Activities Reports are not approved by the Board of Directors of the AFM;

ii.	where the amount of the funds collected by the AFM at the Telethons having taken place during the performance of the Programme is no longer sufficient to ensure solvency and good financial management of the AFM and to enable the latter to renew its Financial Contribution to the Programme.

In the event of termination by AFM under this Section 17.3, Prosensa shall repay to AFM any portion of AFM’s Financial Contribution actually received that has not been expended or committed for expenditure.

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17.4 Termination by Prosensa

Prosensa shall be entitled to terminate the Contract, without any prejudice for AFM, with a one (1) month prior notice to AFM in case of a Change of Control of Prosensa. In such case, Prosensa will, within forth-five (45) days following such termination, pay to AFM the sum of (1) ***** of the total amount of AFM’s Financial Contribution actually received, (2) simple interest on the instalments of AFM’s Financial Contribution actually received, from the date when received until the date repaid, at the rate of *****.

17.5 Other termination procedures

17.5.1 In all cases of termination referred to in this Contract, the Parties undertake in advance to meet and consult with respect to such termination.

17.5.2 The partial or total repayment of AFM’s financial contribution (and the payment of any interest thereon), provided for in connection with a termination under Section 17.1, Section 17.2, Section 17.3 or Section 17.4, shall not be made if, on the effective date of such termination, the conditions for the payment of the Initial Payment have been satisfied, the intention of the Parties being that AFM shall not be entitled to both a partial or total repayment of AFM’s financial contribution under Article 17 and the payment of the Initial Payment (which constitutes a repayment of AFM’s financial contribution).

ARTICLE 18: END OF THE CONTRACT

18.1 Return of Sums

Upon expiration of the Contract Prosensa shall, within one (1) month, return to AFM any portion of AFM’s Financial Contribution not expended or committed for expenditure in connection with the Programme, according to supporting documentation for expenses. Any amount so returned shall be deducted from and shall reduce the amount of AFM’s Financial Contribution for all purposes of this Contract, including the calculation of the Initial Payment and the Second Payment.

18.2 Continuation of certain Articles

Upon expiration of the Contract and/or in the event of termination of the Contract for any reason whatsoever, the provisions set out in Article 12 (Confidentiality), Article 14 (Communication) and Section 15.3.2 (Exploitation of the Results by Prosensa), Section 15.4.2 (License in case of non Exploitation of Results) and Section 17.4 (Termination by Prosensa) shall continue to apply. Section 15.3.2 shall however not apply in case of Termination by Prosensa for a breach by AFM as described in Section 17.1 (Termination for breach of Contract) or Section 17.2 (Termination by joint agreement of the Parties).

All other provisions shall be of no further force or effect, without limitation on the rights of the Parties to enforce any claims relating to the performance of the Contract prior to expiration or termination.

ARTICLE 19: LIABILITIES

19.1 Prosensa and the Scientific Leader shall be responsible exclusively and in full for execution of the Tasks allocated to them, for the implementation of all operations, of any kind whatsoever - technical, organisational, human, material, legal - and for the safety regulations related to the research work allocated to them. Under no circumstances may a Party be held liable in the event of non-execution of, or fault committed during, a Task allocated to another Party.

19.2 AFM shall not make available to the Programme any premises, any equipment under its ownership, or any human resources, nor shall it make use of premises and/or equipment made available to the Programme by the other Parties. Consequently, AFM cannot be held liable for any damage caused to the Parties and/or to third parties by any human or material resources made available to the Programme by any natural and/or legal persons other than AFM.

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ARTICLE 20: CAPACITY AND CONFLICTS OF INTEREST

The Parties hereby declare that they hold all rights enabling them to conclude this Contract.

Each of the Parties declares that it has not concluded, and shall not conclude with any third party as of the signing of this Contract and for the duration of the rights continuing after its expiration/termination, any other agreement which may conflict with or impair the rights and/or the Interests of the Parties set out by this Contract.

The Parties acknowledge however that Prosensa has entered into a Research and Development Collaboration and License Agreement with Glaxo Group Ltd. pursuant to which Glaxo Group Ltd. has been granted rights with respect to the Products included in the Programme and the Results.

ARTICLE 21: INTERVENTION

The affixing of the Scientific Leader’s visa shall represent acceptance of all the conditions and obligations falling to him under the terms of the Contract, notably including but not limited to those related to the Annual and Final Activities Reports, Confidentiality, Publications, Communications and Intellectual Property respectively set out in Article 8 (Annual Activities Reports and Final Activities Report), Article 12 (Confidentiality), Article 13 (Publications), Article 14 (Communications) and Article 15 (Intellectual Property) of the Contract.

ARTICLE 22: NOTIFICATIONS

22.1 All notifications, requests or other communications provided for by this Contract, with the exception of notifications for which the postal procedures are expressly provided for, shall be delivered by hand or sent by registered mail, return receipt requested to the following persons and addresses:

For AFM

Mr Christian COTTET, Chief Executive Officer

Association Française contre les Myopathies

1, rue de l’Internationale

BP59

91002 Évry Cedex, France

For Prosensa

Mr Luc Dochez

Chief Business Officer

Prosensa Therapeutics

J.H. Oortweg 21

2333 CH Leiden, The Netherlands

For the Scientific Leader

Dr Giles Campion

Chief Medical Officer & SVP R&D

Prosensa Therapeutics

J.H. Oortweg 21

2333 CH Leiden, The Netherlands

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22.2 All e-mails, expressly provided for by the Contract, shall be sent to the following persons and addresses:

For AFM

Mr Serge BRAUN: sbraun@afm.genethon.fr

Ms. Christine ROUGEAU: crougeau@afm.genethon.fr

For Prosensa

Mr Luc Dochez: l.dochez@prosensa.nl

For the Scientific Leader

Dr Giles Campion: g.campion@prosensa.nl

22.3 All notifications, requests or other communications provided for by this Contract must make specific reference to this Contract. All recorded, registered letters shall be deemed received by their recipient on the date of their first presentation. Each of the Parties and persons mentioned above undertakes to inform the other Parties in good time of any change in their contact details.

ARTICLE 23: MISCELLANEOUS PROVISIONS

23.1 Assignment of the Contract

Without limitation on the provisions of this Contract relating to a Change in Control of Prosensa, it is expressly agreed between the Parties that this Contract is concluded intuitu personae. It cannot therefore be assigned by a Party in whole or in part, with or without valuable consideration, without prior written consent of the other Party, which shall not be unreasonably delayed or denied. Notwithstanding the above, Prosensa and AFM shall have the right to assign the Contract or any of its rights or obligations under the Contract to any of their Affiliates, licensees or sub licensees, provided that Prosensa or AFM shall notify respectively each other thereof and guarantee the performance of this Contract by their Affiliates.

23.2 Independence of the Parties

Each of the Parties enters into contract independently. Nothing in the contents of this Contract may be interpreted as creating between the Parties a partnership, a joint venture, a de facto company, an agent relationship or an employer-employee relationship.

23.3 Entire agreement

All the provisions of this Contract constitute the entire agreement between the Parties in respect of its object, and replace and cancel all previous declarations, negotiations, commitments, oral or written communications, undertakings, understandings or agreements between the Parties related to the stipulations to which this Contract applies or for which it provides.

23.4 Changes to the Contract

No changes or additions may be made to this Contract except by way of Amendment duly signed by the Parties.

23.5 Partial invalidity

Where any one of the clauses of this Contract should be rendered null and void or declared to have no binding force, the other provisions of the said Contract shall remain valid in compliance with the laws and regulations in force. The Parties shall make every effort to replace the contentious clause with a clause seeking to obtain an equivalent economic effect to that of the original clause and resembling the original intention of the Parties as closely as possible.

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23.6 Waiver

Should one of the Parties not act upon a failing of another Party to meet one of its obligations set out herein, this shall not be interpreted for future circumstances as a waiver of entitlement to exercise the said rights in the future or on the occasion of a further similar violation by the Party at fault in respect to its obligations resulting from this Contract.

23.7 Force Majeure

Cases of force majeure shall suspend the execution of this Contract.

The following circumstances shall be considered as cases of force majeure or acts of God, in addition to than those customarily accepted in case law by French Law:

•	total or partial internal or external strikes affecting the Parties;

•	a lock-out situation;

•	natural disasters;

•	legal or regulatory changes preventing implementation of work related to the Programme.

Where the case of force majeure invoked by one of the Parties continues for a period in excess of two (2) months, the Parties agree to consult each other in order to define the conditions under which they shall carry out termination of this Contract.

ARTICLE 24: APPLICABLE LAW AND SETTLEMENT OF DISPUTES

This Contract is governed by French law.

In response to any dispute which may arise as a result of this Contract, notably in the event of difficulty regarding its interpretation or during its execution, the Parties shall do their best to resolve their differences amicably. In the event of continuing disagreement beyond a period of three (3) months following notification of the existence of the dispute by the first Party to act, the matter shall be brought before the competent courts within the jurisdiction of the Paris Court of Appeal.

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ARTICLE 25: LIST OF APPENDICES

This Contract contains the following Appendices, which form an integral part thereof:

Appendix 1:	Record of previous funds given by AFM from 2005
Appendix 2:	The Programme
Appendix 3:	The Division of Tasks, Provisional Schedule of the Programme and the Budget
Appendix 4:	The Activities Report Template

Drawn up in Paris, in two (2) original copies

For AFM
Name: Mr. Christian COTTET
Title: General Manager
Date: 24 January 2012
Signature: /s/ Christian Cottet

FOR PROSENSA HOLDING
Name: Hans Schikan	Luc Dochez
Title: Chief Executive Officer	Chief Business Officer
Date: 22 December 2011	Date: 22 December 2011
Signature: /s/ Hans Schikan	Signature: /s/ Luc Dochez

VISA OF THE SCIENTIFIC LEADER
Name: Dr. Giles Campion
Date: 23 December 2011
Signature: /s/ Giles Campion

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